UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On April 9, 2008, the Company announced that its Board of Directors has received a letter from David B. Pomeroy, II, a director of the Company and its largest stockholder, proposing to acquire, with a financial partner, all of the outstanding common stock of the Company not owned by him for a price of $7.05 per share.   Mr. Pomeroy’s non-binding indication of interest also identified his financial partner as Charlesbank Equity Fund VI, LP.  The press release is included as Exhibit 99.1 to this report and incorporated by reference in its entirety into this Item 8.01.

At a meeting on March 14, 2008, the Board of Directors approved the recommendation of the Nominating and Corporate Governance Committee (“Committee”) for the slate of directors to be elected at the Company’s 2008 annual meeting of stockholders.  As previously reported, in July 2007, the Company entered into a Settlement Agreement with Flagg Street Capital LLC, and certain affiliates of Flagg Street, pursuant to which the Company agreed, inter alia, to, not later than the 2008 annual meeting, reduce the size of the Board to not more than ten members and to include the three Flagg Street nominees in the slate of directors to be elected at the 2008 annual meeting.  The Board approved the Committee’s recommendation to reduce the size of the Board to eight members and approved the Committee’s recommended slate as follows: David G. Boucher; Keith R. Coogan; Ronald E. Krieg; David B. Pomeroy, II; Richard S. Press; Michael A. Ruffolo; Jonathan Starr; and Deborah E. Tibey. The three non-returning directors decided not to run for election and were recognized by the Board for their commitment to the stockholders as well as the valuable services they have provided to the Company.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

99.1	Press release, dated April 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: April 9, 2008	By: /s/ Keith R. Coogan

Keith R. Coogan, President and Chief Executive Officer